EXHIBIT 10.A

[EXECUTION COPY]

FIRST TIER
RECEIVABLES SALE AGREEMENT

dated as of August 31, 2006

between

ANR PIPELINE COMPANY,
as Originator

and

ANR FINANCE COMPANY, L.L.C.,
as Buyer

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT I Definitions
EXHIBIT II Principal Places Of Business, Etc.
EXHIBIT III Lock-Boxes; Blocked Accounts; Collection Banks
EXHIBIT IV Form of Compliance Certificate
EXHIBIT V Credit and Collection Policy

SCHEDULE A Documents to be Delivered to Buyer on or prior to the Purchase
SCHEDULE B Disclosure Information Delivered

ANR PIPELINE COMPANY

FIRST TIER
RECEIVABLES SALE AGREEMENT

THIS FIRST TIER RECEIVABLES SALE AGREEMENT, dated as of August 31, 2006, is by and between ANR PIPELINE COMPANY, a Delaware corporation (“Originator”), and ANR FINANCE COMPANY, L.L.C., a Delaware limited liability company (“Buyer”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in, or as otherwise provided in, Exhibit I.

PRELIMINARY STATEMENTS

Originator now owns, and from time to time hereafter will own, Receivables. Originator wishes to sell and assign to Buyer, and Buyer wishes to purchase from Originator, all of Originator’s right, title and interest in and to such Receivables, together with the Related Security and Collections with respect thereto. Originator and Buyer intend the transactions contemplated hereby to be true sales of the Receivables from Originator to Buyer, providing Buyer with the full benefits of ownership of the Receivables, and Originator and Buyer do not intend these transactions to be, or for any purpose to be characterized as, loans from Buyer to Originator. Immediately following the purchase of Receivables from Originator, (a) Buyer will sell and assign such Receivables, together with the Related Security and Collections with respect thereto, to ANR Funding Company, L.L.C., a Delaware limited liability company (“Funding LLC”) pursuant to that certain Second Tier Receivables Purchase Agreement dated as of August 31, 2006 (as the same may from time to time hereafter be amended, supplemented, restated or otherwise modified, the “Second Tier Sale Agreement”) between Buyer and Funding LLC, and (b) Funding LLC will (i) issue undivided interests (intended to constitute senior beneficial interests) in such Receivables and the associated Related Security and Collections pursuant to that certain Receivables Purchase Agreement dated as of August 31, 2006 (as the same may from time to time hereafter be amended, supplemented, restated or otherwise modified, the “Purchase Agreement”) among Funding LLC, ANR Pipeline Company, as Servicer, the “Investors” and “Managing Agents” from time to time party thereto and BNP Paribas, New York Branch, as Program Agent (in such capacity, and including any successor agent appointed pursuant to the terms of the Purchase Agreement, the “Program Agent”), and (ii) issue an undivided interest (intended to constitute a junior beneficial interest) in such Receivables and the associated Related Security and Collections to Buyer.

ARTICLE I
AMOUNTS AND TERMS

Section 1.1.  Purchase of Receivables.

(a)  Upon the terms and subject to the conditions hereof, Buyer hereby agrees to purchase, and Originator hereby agrees to sell, all of Originator’s right, title and interest in and to all of the Receivables (each such transaction, a “Purchase”). On the date of the initial Purchase from Originator, Buyer shall purchase, and Originator shall sell, transfer and convey, all of Originator’s right, title and interest in and to all Receivables then outstanding, together with all Related Security relating thereto and all Collections thereof. On each Business Day thereafter until the Termination Date, Buyer shall purchase, and Originator shall sell, transfer and convey, all of Originator’s right, title and interest in and to all Receivables which were not previously purchased by Buyer hereunder, together in each case with all Related Security relating thereto and all Collections thereof. Prior to making the initial Purchase hereunder, Buyer may request of Originator, and Originator shall deliver, such approvals, opinions, information, reports or documents as Buyer may reasonably request.

(b)  It is the intention of the parties hereto that each Purchase of Receivables made hereunder shall constitute a “sale of accounts” (as such term is used in Article 9 of the UCC), which sales are absolute and irrevocable and shall provide Buyer with the full benefits of ownership of the Receivables. Except for the Purchase Price Credits, Repurchase Prices and Special Adjustment Credits owed pursuant to Section 1.3, each sale of Receivables hereunder is made without recourse to Originator; provided that (i) Originator shall be liable to Buyer for all representations, warranties and covenants made by Originator pursuant to the terms of the Transaction Documents to which Originator is a party, and (ii) such sale does not constitute and is not intended to result in an assumption by Buyer or any assignee thereof of any obligation of Originator or any other Person arising in connection with the Receivables, the related Contracts, the Related Security or any other obligations of Originator. In view of the intention of the parties hereto that the Purchases of Receivables made hereunder shall constitute sales of such Receivables rather than loans secured thereby, Originator agrees, on or prior to the Initial Cutoff Date and in accordance with Section 4.1(f)(ii), to mark its master data processing records relating to the Receivables with a legend acceptable to Buyer and to the Program Agent (as Buyer’s assignee), evidencing that Buyer has purchased such Receivables as provided in this Agreement and to note in its financial statements that the Receivables have been sold to Buyer. Upon the request of Buyer or the Program Agent (as Buyer’s assignee), Originator will execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of Buyer’s ownership interest in the Receivables and the Related Security and Collections with respect thereto, or as Buyer or the Program Agent (as Buyer’s assignee) may reasonably request.

Section 1.2.  Payment for the Purchases.

(a)  The Purchase Price for each Purchase of Receivables in existence on the close of business on the Initial Cutoff Date shall be payable in full by Buyer to Originator on the Initial Sale Date, and shall be paid to Originator in the following manner:

(i)  by delivery of immediately available funds, to the extent of funds made available to Buyer in connection with its subsequent sale of such Receivables to Funding LLC under the Second Tier Sale Agreement after the payment of its operating costs and any amounts payable under the Second Tier Sale Agreement; and

(ii)  the balance, by accepting a contribution to Buyer’s capital of Receivables having an aggregate Purchase Price equal to the unpaid balance of the aggregate Purchase Prices for all Receivables in existence on the close of business on the Initial Cutoff Date.

The Purchase Price for each Receivable coming into existence after the Initial Cutoff Date shall be due and owing in full by Buyer to Originator or its designee on the date each such Receivable came into existence (except that Buyer may, with respect to any such Purchase Price, offset against such Purchase Price any amounts owed by Originator to Buyer hereunder and which have become due but remain unpaid) and shall be paid to Originator in the manner provided in the following paragraphs (b) and (c).

(b)  With respect to any Receivables coming into existence after the Initial Cutoff Date, Buyer shall pay the Purchase Price therefor in the following manner:

(i)  first, by delivery of immediately available funds on the Business Day on which purchase occurs to the extent of funds available to Buyer from its subsequent sale of the Receivables to Funding LLC under the Second Tier Sale Agreement or other cash on hand;

(ii)  second, on a deferred basis in the manner provided in the following paragraph (c); and

(iii)  third, to the extent not paid pursuant to clause (i) or (ii) above and unless Buyer has declared the Termination Date to have occurred pursuant to Section 5.2, by accepting a contribution to its capital of Receivables having a Purchase Price equal to the remaining unpaid balance of such Purchase Price.

(c)  Although the Purchase Price for each Receivable purchased by Buyer pursuant to this Agreement after the Initial Purchase Date shall be due and payable in full by Buyer to Originator on the date such Receivable was so purchased, settlement of the cash portion of the Purchase Price between Buyer and Originator for purchases occurring during any Monthly Period shall be deferred, to the extent Buyer does not have funds available from its subsequent sale of the Receivables to Funding LLC under the Second Tier Sale Agreement or other cash on hand on such Business Day and settled, with respect to all Receivables purchased by Buyer during such Monthly Period, on each subsequent Business Day on or prior to the next following Monthly Settlement Date to the extent of funds available to Buyer on such Business Day from its subsequent sale of the Receivables to Funding LLC under the Second Tier Sale Agreement, subject to any related Special Adjustment Payments, or other cash on hand. Although settlement of the cash portion of the Purchase Price for Receivables shall be effected on a deferred basis as provided herein, any capital contribution to Buyer pursuant to clause (iii) of Section 1.2(b) in connection with the purchase thereof by Buyer shall be deemed to have occurred and shall be effective as of the Business Day on which such purchase occurred.

(d)  From and after the Termination Date, Originator shall not be obligated to (but may, at Originator’s option) sell Receivables to Buyer or contribute Receivables to Buyer’s capital pursuant to clause (iii) of Section 1.2(b).

Section 1.3.  Purchase Price Credits and other Adjustments.

(a)  If on any day:

(i)  the Net Outstanding Balance of a Receivable (other than the portion thereof constituting an Additional Amount) is:

(A) reduced as a result of any defective or rejected goods or services, any discount or any adjustment (including as a result of billing errors or rate adjustments) or otherwise by Originator (other than cash Collections on account of the Receivables), or

(B) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), or

(ii)  any of the representations and warranties set forth in Article II are no longer true with respect to any Receivable (unless such untrue representation or warranty affects only any portion thereof constituting an Additional Amount), then, in such event, (x) unless Originator elects to repurchase such Receivable from Buyer pursuant to clause (y) below and Buyer shall have reacquired such Receivable from Funding LLC pursuant to Section 1.3(a) of the Second Tier Sale Agreement, Buyer shall be entitled to a credit (each, a “Purchase Price Credit”) equal to (A) in the case of clause (i) above, the amount of such reduction or cancellation, or (B) in the case of clause (ii) above, the Net Outstanding Balance of such Receivable, or (y) if Originator elects to repurchase such Receivable from Buyer by delivering notice of such election to Buyer and its assigns, and Buyer shall have reacquired such Receivable from Funding LLC pursuant to Section 1.3(a) of the Second Tier Sale Agreement, Originator shall repurchase such Receivable from Buyer, without recourse, representation or warranty, for a repurchase price (each, a “Repurchase Price”) equal to the Net Outstanding Balance of such Receivable (without giving effect to any related adjustment to such Net Outstanding Balance described in clause (i) above). The aggregate Purchase Price Credits and Repurchase Prices payable with respect to any day shall be due and payable within two Business Days after such day and shall first be applied as a credit against the Purchase Price for the Receivables to be purchased by Buyer on the date of the payment thereof up to the amount of the cash portion thereof otherwise available to be paid to Originator in cash pursuant to clause (i) or (ii) of Section 1.2(b), and second, to the extent of the balance thereof, paid in cash by Originator to Buyer on such date.

(b)  On each day on which there is a Special Adjustment Amount payable under the Purchase Agreement, Buyer shall be entitled to a purchase price adjustment credit (each, a “Special Adjustment Credit”) equal to the amount of such Special Adjustment Amount, which shall be due and payable on such day and shall (i) first be applied as a credit against the Purchase Price for the Receivables to be purchased by Buyer on the date of the payment thereof up to the amount of the cash portion thereof otherwise available to be paid to Originator in cash pursuant to clause (i) or (ii) of Section 1.2(b), after giving effect to any reductions therein pursuant to Section 1.3(a)(i), and (ii) second, to the extent of the balance thereof, paid in cash by Originator to Buyer on such date.

Section 1.4.  Payments and Computations, Etc. All amounts to be paid or deposited by Buyer to Originator hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account of Originator as is designated from time to time by Originator or as otherwise directed by Originator. All amounts to be paid by Originator to Buyer hereunder shall be paid in accordance with the terms hereof on the day when due in immediately available funds for the account of Buyer and its assigns to the Collection Account maintained under the Purchase Agreement or as otherwise directed by Buyer with the consent of the Program Agent. In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid in full; provided that such Default Fee shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

Section 1.5.  Transfer of Records.

(a)  In connection with the Purchase of Receivables hereunder, Originator hereby sells, transfers, assigns and otherwise conveys to Buyer all of Originator’s right and title to and interest in the Records (to the extent assignable) relating to all Receivables sold hereunder, without the need for any further documentation in connection with the Purchase. In connection with such transfer, Originator hereby grants to each of Buyer, Funding LLC, the Program Agent and the Servicer an irrevocable, nonexclusive license to use, without royalty or payment of any kind, all software used by Originator to account for the Receivables, to the extent necessary to administer the Receivables, whether such software is owned by Originator or is owned by others and used by Originator under license agreements with respect thereto; provided that should the consent of any licensor of Originator to such grant of the license described herein be required, Originator hereby agrees that upon the request of Buyer, Funding LLC, the Program Agent or the Servicer, such license is subject to obtaining such consent and at the reasonable request of Buyer or its assignees (including the Program Agent) Originator will request the consent of such third-party licensor and use commercially reasonable efforts to cooperate with Buyer or its assignees (including the Program Agent) in obtaining such consent (it being understood that Originator shall not be responsible for payment of any fee payable in connection with obtaining such consent). The license granted hereby shall be irrevocable, and shall terminate on the date this Agreement, the Second Tier Sale Agreement and the Purchase Agreement terminate in accordance with their terms.

(b)  Originator (i) shall take such action reasonably requested by Buyer or the Program Agent (as Buyer’s assignee), from time to time hereafter, that may be necessary or appropriate to ensure that Buyer and its assigns under the Purchase Agreement have an enforceable ownership interest in the Records (to the extent assignable) relating to the Receivables purchased from Originator hereunder, and (ii) shall use its reasonable efforts to ensure that the Program Agent and the Servicer each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Receivables and/or to recreate such Records.

Section 1.6.  Rights under Lock-Boxes and Blocked Accounts. In consideration of Buyer’s purchase of Receivables hereunder, Originator hereby sells and assigns to Buyer (and its assigns), all of Originator’s rights under, in and to (but none of its obligations under) each Lock-Box and Blocked Account and all agreements relating thereto.

Section 1.7.  Characterization. If, notwithstanding the intention of the parties expressed in Section 1.1(b), any sale or contribution by Originator to Buyer of Receivables hereunder shall be characterized as a secured loan and not a sale or such sale shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. For this purpose and without being in derogation of the parties’ intention that each sale of Receivables hereunder shall constitute a true sale thereof, Originator hereby grants to Buyer a duly perfected security interest in all of Originator’s right, title and interest in, to and under all of the Receivables purchased or intended to be purchased by Buyer hereunder now existing and hereafter arising, all Collections, Related Security and (to the extent assignable) Records with respect thereto, each Lock-Box and Blocked Account and all agreements related thereto and all proceeds of the foregoing, which security interest shall be prior to all other Adverse Claims thereto. After the occurrence of a Termination Event, Buyer and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor after default under the UCC and other applicable law, which rights and remedies shall be cumulative.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1.  Representations and Warranties of Originator. Originator hereby represents and warrants to Buyer that:

(a)  Corporate Existence and Power. It is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, and is duly qualified to do business and is in good standing as a foreign entity, and has and holds all corporate power, and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

(b)  Power and Authority; Due Authorization; Execution and Delivery. The execution and delivery by it of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and its use of the proceeds of the Purchases made hereunder, are within its powers and authority, corporate or otherwise, and have been duly authorized by all necessary action, corporate or otherwise, on its part. This Agreement and each other Transaction Document to which it is a party have been duly executed and delivered by it.

(c)  No Conflict. The execution and delivery by it of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate of incorporation or bylaws, (ii) any law, rule or regulation applicable to it, including the Natural Gas Act, as amended, and the rules and regulations of FERC thereunder, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of it or its Subsidiaries (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d)  Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with (except as have been given, made or obtained), any governmental authority or regulatory body (including FERC) is required for the due execution and delivery by it of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder, except for the filing of the financing statements required hereunder, which filings have been duly made. Buyer does not, and will not during the term of this Agreement, engage in the transportation of natural gas in interstate commerce, or the sale in interstate commerce of such gas for resale. No authorization or approval or other action by, and no notice to or filing with FERC is required for the due execution and delivery by Buyer of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e)  Actions, Suits. There is no litigation, action, suit or other legal or governmental proceeding pending, or to the best of its knowledge, threatened, against or affecting it, or any of its properties, in equity, or before or by any court, arbitrator or governmental authority relating to the transactions under this Agreement which, in any such case, could reasonably be expected to have a Material Adverse Effect, except for the proceedings described in Originator’s annual report on Form 10-K for the year ended December 31, 2005 (“2005 Form 10-K”) or its quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2006 (the “2nd Quarter 2006 10-Q”) as filed with the Securities and Exchange Commission.

(f)  Binding Effect. This Agreement and each other Transaction Document to which it is a party constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g)  Accuracy of Information. All written information heretofore furnished by it or any of its Affiliates to Buyer (or its assigns) (i) pursuant to any requirement of this Agreement or any of the other Transaction Documents or (ii) listed or described on Schedule B hereto, is or, when furnished will be, true and accurate in all material respects on the date such information is stated or certified and does not and will not, when furnished, contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, when taken as a whole, not misleading (it being recognized that any projections or forecasts provided to Buyer or its assigns are based on estimates and assumptions believed in good faith by Originator on the date hereof or (if later) the date of delivery to be reasonable as of their date, and that actual results during the periods covered by such projections or forecasts may differ from projected or forecasted results).

(h)  Use of Proceeds. No proceeds of the Purchases hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i)  Good Title. As of the time each Receivable created by it came into existence, it shall be the legal and beneficial owner of each such Receivable and Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents, if any, necessary under the UCC of all appropriate jurisdictions to perfect its ownership interest in each Receivable, its Collections and the Related Security.

(j)  Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to transfer to Buyer (and Buyer shall acquire from it) legal and equitable title to, with the right to sell and encumber each Receivable existing or hereafter arising, together with the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s ownership interest in the Receivables, the Related Security and the Collections.

(k)  Places of Business etc. Its principal places of business, chief executive office, jurisdiction of incorporation or formation and the principal offices where it keeps its Records are located at the address(es) and in the jurisdictions listed on Exhibit II or such other locations of which Buyer has been notified in accordance with Section 4.2(a) in jurisdictions where all action required by Section 4.2(a) has been taken and completed. Its Federal Employer Identification Number and the organizational identification number from its jurisdiction of incorporation are correctly set forth on Exhibit II. In the past five years, it has not used any corporate names, trade names or assumed names other than as listed on Exhibit II.

(l)  Collections. The names and addresses of all Collection Banks in existence on the Closing Date, together with the account numbers of the Blocked Accounts at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit III.

(m)  Financial Statements; Material Adverse Effect. (i) The consolidated balance sheet of Originator and its consolidated subsidiaries as at December 31, 2005, and the related consolidated statements of income, changes in shareholders equity and cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to Buyer prior to the date hereof, present fairly, in all material respects, the consolidated financial condition of Originator and its consolidated subsidiaries as at such date and the consolidated results of the operations of Originator and its consolidated subsidiaries for the period ended on such date, all in accordance with GAAP. (ii) The consolidated balance sheet of Originator and its consolidated subsidiaries as at June 30, 2006 and the related consolidated statements of income, changes in shareholders equity and cash flows for the fiscal periods then ended, copies of which have been furnished to Buyer on or prior to the date hereof, present fairly, in all material respects, the consolidated financial condition of Originator and its consolidated subsidiaries as at such date and the consolidated results of the operations of Originator and its consolidated subsidiaries for the periods ended on such date, all in accordance with GAAP, subject in the case of such unaudited statements to normal year-end audit adjustments and reduced footnote disclosure. (iii) Since June 30, 2006 no event has occurred that would reasonably be expected to have a Material Adverse Effect.

(n)  Ownership of Buyer. Originator owns, directly or indirectly, 100% of the issued and outstanding equity interests of Buyer, free and clear of any Adverse Claim. Such equity interests are validly issued, fully paid and nonassessable, and there are no outstanding options, warrants or other rights to acquire equity interests or securities of Buyer.

(o)  Not an Investment Company. It is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(p)  Compliance with Law. It and its Subsidiaries have complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or they may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including the Natural Gas Act, the rules and regulations of FERC thereunder and laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, in each case except where such contravention or violation could not reasonably be expected to have a material adverse effect on the collectibility of such Receivable (other than Additional Amounts) or a Material Adverse Effect.

(q)  Taxes. It and its Subsidiaries have duly filed all tax returns required to be filed by it, and has duly paid and discharged all taxes, assessments and governmental charges upon it or against its properties now due and payable, the failure to file or pay which, as applicable, would have a Material Adverse Effect, unless and to the extent only that the same are being contested in good faith and by appropriate proceedings by it or such Subsidiary.

(r)  ERISA. No Plan Termination Event has occurred or is reasonably expected to occur with respect to any Plan which, with the giving of notice or lapse of time, or both, would constitute a Termination Event. Each Plan has complied with the applicable provisions of ERISA and the Internal Revenue Code of 1986 where the failure to so comply would reasonably be expected to result in a Material Adverse Effect. Neither Originator nor any ERISA Affiliate has incurred, or is reasonably expected to incur, any withdrawal liability (within the meaning given to such term under Part 1 of Subtitle E of Title IV of ERISA) to any Multiemployer Plan which, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with such withdrawal liability (as of the date of determination), would have a Material Adverse Effect. Neither Originator nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization, insolvent or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization, to be insolvent or to be terminated within the meaning of Title IV of ERISA the effect of which reorganization, insolvency or termination would be the occurrence of a Termination Event.

(s)  Environmental Matters. Except for matters described in the 2005 Form 10-K or the 2nd Quarter 2006 10-Q and such other matters that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither it nor any of its Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, is subject to any Environmental Liability, has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability.

(t)  Insurance. It has adequate insurance for itself and its Subsidiaries and its and their properties from financially sound and reputable insurance companies that are not affiliates of Originator in such amounts and covering such risks (with such types and amounts of retained risk) as available on commercially reasonable economic terms and are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Originator and its Subsidiaries operate.

(u)  Compliance with Tariff and Credit and Collection Policy. It has complied in all material respects with the applicable Tariff and the applicable Credit and Collection Policy with regard to each Receivable (excluding any Additional Amounts, as to which no representation is made) originated by it and the related Contract, and has not made any change to such Credit and Collection Policy other than as permitted under Section 4.2(c) and in compliance with the notification requirements in Section 4.1(b)(iii).

(v)  Payments to Originator. With respect to each of the Receivables originated by it and transferred to Buyer hereunder, the Purchase Price received by it constitutes reasonably equivalent value in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by it of any Receivable hereunder is or may be voidable under any section of the Federal Bankruptcy Code or other statutory provisions or common law or equitable action by any Person.

(w)  Enforceability of Contracts. Each Contract with respect to each Receivable originated by it is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); provided that no representation is made in this paragraph regarding Additional Amounts.

(x)  Eligible Receivables. Each Receivable included in the Net Receivables Pool Balance as an Eligible Receivable on the date it came into existence was an Eligible Receivable on such date.

(y)  Compliance with Representations. On and as of the date of each Purchase and on and as of each subsequent date each Receivable created by it came into existence, it hereby represents and warrants that all of the other representations and warranties set forth in this Article II are true and correct on and as of each such date (and after giving effect to all Receivables in existence on each such date) as though made on and as of each such date.

ARTICLE III
CONDITIONS OF PURCHASE

Section 3.1.  Conditions Precedent to Initial Purchase. The initial Purchase under this Agreement is subject to the conditions precedent that (a) Buyer shall have received on or before the date of such purchase those documents listed on Schedule A and (b) all of the conditions to the initial purchase under the Second Tier Sale Agreement and the Purchase Agreement shall have been satisfied or waived in accordance with the terms thereof.

Section 3.2.  Conditions Precedent to Subsequent Purchases. Buyer’s obligation to Purchase Receivables coming into existence after the Initial Cutoff Date shall be subject to the further conditions precedent that (a) the Amortization Date shall not have occurred; and (b) Buyer (or its assigns) shall have received such other approvals, opinions or documents as it may reasonably request.

ARTICLE IV
COVENANTS

Section 4.1.  Affirmative Covenants of Originator. Until the date on which this Agreement terminates in accordance with its terms, Originator hereby covenants, as to itself, as set forth below:

(a)  Financial Reporting. It will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish to Buyer (and its assigns):

(i)  Annual Reporting. Within 120 days after the close of each of Originator’s fiscal years (or, if earlier, the date on which Originator is required to file its Annual Report on Form 10-K with the Securities and Exchange Commission with respect to such fiscal year), the audited consolidated balance sheet of Originator and its consolidated subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and cash flows for such fiscal year, certified by Ernst & Young LLP, independent public accountants, or another firm of independent public accountants acceptable to Buyer and the Program Agent, as fairly presenting, in all material respects, the financial condition of Originator and its consolidated subsidiaries as at such date and the consolidated results of the operations of Originator and its consolidated subsidiaries for the fiscal year ended on such date, all in accordance with GAAP.

(ii)  Quarterly Reporting. Within 60 days after the close of the first three (3) fiscal quarters of each of Originator’s fiscal years (or, if earlier, the date on which Originator is required to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission with respect to such quarter), the consolidated balance sheet of Originator and its consolidated subsidiaries as at the end of such fiscal quarter and the related audited consolidated statements of income and cash flows for such fiscal year, certified by a Responsible Officer of Originator as fairly presenting, in all material respects, the financial condition of Originator and its consolidated subsidiaries as at such date and the consolidated results of the operations of Originator and its consolidated subsidiaries for the period and portion of the fiscal year ended on such date, all in accordance with GAAP, subject to normal year-end audit adjustments and reduced footnote disclosure.

(iii)  Compliance Certificate. Together with the financial statements with respect to Originator required hereunder, a compliance certificate in substantially the form of Exhibit IV signed by Originator’s Responsible Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

The electronic posting of any financial statements, reports or other items required to be furnished pursuant to the foregoing clauses (i) or (ii) of this Section 4.1(a) or clause (i) of Section 4.1(b) at www.elpaso.com or another website identified by notice to Buyer and the Program Agent and accessible by the public shall constitute delivery for all purposes of this Section 4.1.

(b)  Notices. It will notify Buyer (and its assigns) in writing of or, if applicable, provide Buyer (and its assigns) copies of the following:

(i)  Certain Governmental Filings. (A) Promptly after the sending or filing thereof, all publicly available reports that Originator sends to any of its security holders and copies of all publicly available reports and registration statements that Originator files with the Securities and Exchange Commission or any national securities exchange other than registration statements relating to employee benefit plans and to registrations of securities for selling security holders, and (B) within 10 days after sending or filing thereof, FERC Form No. 2: Annual Report of Major Natural Gas Companies, sent or filed by Originator with FERC with respect to each of its fiscal years.

(ii)  Change in Tariffs. Promptly and in any event at least thirty (30) days prior to the effectiveness thereof, (A) any order of FERC which provides for a material change in, or the suspension of, the rates or services of Originator (including any order which permits rates to go or continue in effect subject to refund), and (B) in the event of any other material change in or material amendment to any Tariff affecting a material portion of the Receivables, the applicable amended or changed portion of the Tariff and a notice indicating such change or amendment.

(iii)  Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to materially adversely affect the collectibility of the Receivables (other than any portion thereof constituting an Additional Amount) originated by it or materially decrease the credit quality of any newly created Receivables (other than Additional Amounts), requesting Buyer to obtain any consent thereto required under the terms of the Second Tier Sale Agreement.

(iv)  Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than Buyer or the Program Agent, copies of the same.

(v)  Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or its ability to perform its obligations under this Agreement as Buyer (or its assigns) may from time to time reasonably request in order to protect the interests of Buyer (and its assigns) under or as contemplated by this Agreement.

(c)  It will notify Buyer (and its assigns) in writing of any of the following describing the same and, if applicable, the steps being taken with respect thereto:

(i)  Termination Events or Potential Termination Events. Promptly (and in any case within two Business Days) upon a Responsible Officer’s actual knowledge of each Termination Event and each Potential Termination Event, by a statement of one of its Responsible Officers.

(ii)  Litigation and Proceedings. Promptly, notice of all litigation and of all proceedings before any governmental authority against or involving Originator or any of its Subsidiaries, except any litigation or proceeding that in the reasonable judgment of Originator (taking into account the availability of appeals) is not likely to have a Material Adverse Effect.

(iii)  Certain ERISA Events. (A) Promptly and in any event (x) within 30 days after Originator or any ERISA Affiliate knows or has reason to know that any Plan Termination Event described in clause (a) of the definition of Plan Termination Event with respect to any Plan has occurred that could reasonably be expected to have a Material Adverse Effect, and (y) within 10 days after Originator or any ERISA Affiliate knows or has reason to know that any other Plan Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer describing such Termination Event and the action, if any, that Originator or such ERISA Affiliate proposes to take with respect thereto; (B) promptly and in any event within five Business Days after receipt thereof by Originator or any ERISA Affiliate, copies of each notice received by Originator or any ERISA Affiliate from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan which termination could reasonably be expected to have a Material Adverse Effect; (C) promptly and in any event within five Business Days after receipt thereof by Originator or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by Originator or any ERISA Affiliate concerning (w) the imposition of withdrawal liability (within the meaning given to such term under Part 1 of Subtitle E of Title IV of ERISA) by a Multiemployer Plan, (x) the determination that a Multiemployer Plan is, or is expected to be, in reorganization or insolvent within the meaning of Title IV of ERISA, (y) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (z) the amount of liability incurred, or expected to be incurred, by Originator or any ERISA Affiliate in connection with any event described in clause (A), (B), or (C) above, in each case if such event could reasonably be expected to have a Material Adverse Effect.

(iv)  Material Adverse Effect. The occurrence of any event or condition that has, or could reasonably be expected to have, a Material Adverse Effect.

(v)  Defaults Under Other Agreements. If any Indebtedness of Originator or any of its Subsidiaries in excess of $25,000,000 shall have become due prior to its stated maturity, or any such Indebtedness of Originator or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid, repurchased, redeemed or defeased (other than by a regularly scheduled payment or a prepayment upon the sale of assets otherwise permitted thereunder), prior to the date of maturity thereof, by reason of a payment default by Originator or any of its Subsidiaries or a default by Originator or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed.

(d)  Compliance with Laws and Preservation of Corporate Existence. It will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, and will obtain and maintain all applicable authorizations or approvals from governmental authorities or regulatory bodies (including FERC), except where the failure to so comply or to obtain or maintain such authorization or approval could not reasonably be expected to have a Material Adverse Effect. It will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign entity in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.

(e)  Audits. It will furnish to Buyer and the Program Agent (as Buyer’s assignee) and their respective representatives at all times, upon reasonable prior notice, reasonable full access during regular business hours to all of its offices and Records (wheresoever located, including any repository used to store any such Records), as appropriate to verify its compliance with this Agreement, and permit Buyer and the Program Agent (as Buyer’s assignee) and their representatives to examine and audit the same, and make photocopies and/or computer tape or other digital media replicas thereof, and it agrees to render to Buyer and the Program Agent (as Buyer’s assignee) and their representatives, at its sole cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. Buyer and the Program Agent (as Buyer’s assignee) and their respective representatives shall also have the right to discuss its affairs with its officers and to verify under appropriate procedures the validity, amount, quality, quantity, value and condition of, or any other matter relating to, the Receivables and the Related Security. Prior to the occurrence of a Termination Event, the number and frequency of any such audits by the Program Agent (as Buyer’s assignee) shall be limited to such number and frequency as shall be reasonable in the exercise of the Program Agent’s reasonable commercial judgment, but shall in no event exceed one such audit per year. Each such audit shall be at the sole expense of Originator.

(f)  Keeping and Marking of Records and Books.

(i)  It will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). It will give Buyer (or its assigns) notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii)  It will at all times maintain an account in its master records indicating the aggregate amount of Receivables (A) sold by it to the Buyer hereunder, (B) sold by the Buyer to Funding LLC under the Second Tier Sale Agreement, and (C) in which Funding LLC has issued undivided interests to or pledged to the Program Agent under the Purchase Agreement.

(g)  Compliance with Contracts and Credit and Collection Policy. It will timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables to the extent a failure to comply would adversely affect the collectibility of such Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract. It will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of Buyer and its assigns, unless and to the extent only that the same are being contested in good faith and by appropriate proceedings by Originator.

(h)  Ownership. It will take all necessary action to establish and maintain, irrevocably in Buyer, legal and equitable title to the Receivables originated by it, and to the Related Security and the Collections with respect to such Receivables, free and clear of any Adverse Claims other than Adverse Claims in favor of Buyer (and its assigns) (including the filing of all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions to perfect Buyer’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Buyer as Buyer (or its assigns) may reasonably request).

(i)  Investors’ Reliance. It acknowledges that the Program Agent and the Investors are entering into the transactions contemplated by the Purchase Agreement in reliance upon the identity of each of Buyer and Funding LLC as a legal entity that is separate from Originator and any of its other Affiliates. Therefore, from and after the date of execution and delivery of this Agreement, it will take all reasonable steps including all steps that Buyer, Funding LLC or any assignee of Buyer or Funding LLC may from time to time reasonably request to maintain the identity of each of Buyer and Funding LLC as a separate legal entity and to make it manifest to third parties that each of Buyer and Funding LLC is an entity with assets and liabilities distinct from those of Originator and any of its other Affiliates and not just a division of Originator or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, it (i) will not hold itself out to third parties as liable for the debts of Buyer or Funding LLC nor purport to own the Receivables and other assets acquired by Buyer or Funding LLC, (ii) will take all other actions necessary on its part to ensure that each of Buyer and Funding LLC is at all times in compliance with the covenants set forth in Section 4.1(j) of the Second Tier Sale Agreement or Section 7.1(j) of the Purchase Agreement, as applicable, and (iii) will cause all tax liabilities arising in connection with the transactions contemplated herein or otherwise to be allocated between it, on the one hand, and each of Buyer and Funding LLC, on the other, on an arm’s-length basis and in a manner consistent with the procedures set forth in U.S. Treasury Regulations §§1.1502-33(d) and 1.1552-1.

(j)  Collections. It will:

(i)  (A) At any time that neither an Amortization Event nor a Collection Notice Event exists, direct all Obligors to remit all Collections, and use reasonable commercial efforts to cause all Collections to be remitted by the applicable Obligor, directly to either a Lock-Box or Blocked Account and (B) at any time either an Amortization Event or a Collection Notice Event exists, direct Obligors to remit all Collections, and use reasonable commercial efforts to cause all Collections to be remitted by the applicable Obligor, directly to either a Lock-Box or a Blocked Account, and, at Buyer’s or Program Agent’s (as assignee of Buyer) request, transfer the Collections processing function to a third-party Collections processing company,

(ii)  direct the entity holding each Lock-Box and otherwise use commercially reasonable efforts to, and, to the extent within its control cause, all proceeds from all Lock-Boxes to be deposited into a Blocked Account, and

(iii)  cause each Blocked Account to be subject at all times to a control agreement or Blocked Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to it or any of its Affiliates, it will use commercially reasonable efforts to identify such payment as soon as practical and will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Blocked Account within the earlier to occur of (A) ten days following receipt thereof and (B) two Business Days following the identification thereof, and, at all times prior to such remittance, it will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of Buyer and its assigns. It will transfer exclusive ownership, dominion and control of each Lock-Box and Blocked Account to Buyer (and its assigns) and, will not grant the right to take dominion and control of any Lock-Box or Blocked Account at a future time or upon the occurrence of a future event to any Person, except to Buyer (or its assigns) as contemplated by this Agreement, the Second Tier Sale Agreement and the Purchase Agreement.

(k)  Taxes. It will file all tax returns and reports required by law to be filed by it and promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP (if any) shall have been set aside on its books or where the failure to so file or pay could not reasonably be expected to have a Material Adverse Effect.

(l)  Insurance. It will maintain in effect, or cause to be maintained in effect, insurance for itself and its Subsidiaries and its and their properties from financially sound and reputable insurance companies in such amounts and covering such risks (with such types and amounts of retained risk) as are customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Originator and its Subsidiaries operate and which is available on commercially reasonable terms. It will pay or cause to be paid the premiums therefor.

(m)  Operation of Pipelines. It will (i) remain an open access transporter, to retain its blanket certificate under Part 284 of Title 18 of the Code of Federal Regulations, and (ii) operate its currently constituted transmission pipelines, as they may be expanded from time to time, in an efficient and business-like manner or to maintain all necessary FERC and other governmental authorizations and approvals necessary to operate its currently constituted transmission pipeline business, as it may be expanded from time to time.

Section 4.2.  Negative Covenants of Originator. Until the date on which this Agreement terminates in accordance with its terms, Originator hereby covenants that:

(a)  Name Change, Offices and Records. It will not (i) change its name, identity or corporate structure (within the meaning of the applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept unless it shall have: (A) given Buyer (or its assigns) at least forty-five (45) days’ prior written notice thereof and (B) delivered to Buyer (or its assigns) all financing statements, instruments, legal opinions and other documents requested by Buyer (or its assigns) in connection with such change or relocation, or (ii) change its jurisdiction of incorporation or formation (within the meaning of the applicable enactment of the UCC) unless Buyer (and its assigns) shall have received from Originator, prior to such change, (A) those items described in clause (i) hereof, and (B) if Buyer (or its assigns) shall so request, an opinion of counsel, in form and substance reasonably satisfactory to such Person, as to Originator’s valid existence and good standing and the perfection and priority of Buyer’s ownership or security interest in the Receivables, the Related Security and Collections. In accordance with Section 7.9(b), the provisions of this Agreement shall apply to any successors or assigns.

(b)  Change in Payment Instructions to Obligors. It will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Blocked Account, unless Buyer (or its assigns) shall have received, at least ten days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Blocked Account or Lock-Box, an executed Blocked Account Agreement with respect to the new Blocked Account or Lock-Box; provided that it may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Blocked Account.

(c)  Modifications to Contracts and Credit and Collection Policy. It will not make any change to the Credit and Collection Policy that could reasonably be expected to materially adversely affect the collectibility of the Receivables (other than any portion thereof constituting an Additional Amount) or materially decrease the credit quality of any newly created Receivables (other than Additional Amounts). Except as otherwise permitted in its capacity as Servicer pursuant to Article VIII of the Purchase Agreement, it will not extend, amend or otherwise modify the terms of any Receivable (other than any portion thereof constituting an Additional Amount) or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d)  Sales, Liens. It will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim (including the filing of any financing statement) upon or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Blocked Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of Buyer provided for herein), and it will defend the right, title and interest of Buyer in, to and under any of the foregoing property, against all claims of third parties claiming through or under it.

(e)  Accounting for Purchase. It will not, and will not permit any Affiliate to, account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than the sale of the Receivables and the Related Security by it to Buyer or in any other respect account for or treat the transactions contemplated hereby in any manner other than as a sale of the Receivables and the Related Security by it to Buyer except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with GAAP.

(f)  Mergers, Acquisitions etc.

(i)  Without the prior written consent of the Program Agent, as assignee of Buyer, not to be unreasonably withheld, Originator will not merge into or consolidate with any other Person if Originator would not be the surviving entity of such merger or consolidation.

(ii)  Any receivable acquired by Originator in connection with a merger or consolidation or the purchase, leasing or other acquisition (in one transaction or a series of transactions) of all or substantially all of the assets of any other Person (whether directly by purchase, lease or other acquisition of all or substantially all of the assets of such Person or indirectly by purchase or other acquisition of all or substantially all of the capital stock of such other Person) (any such transaction, a “Business Combination”) shall be Excluded Receivables except as otherwise provided in the definition of “Excluded Receivable” contained in Exhibit I hereto.

ARTICLE V
TERMINATION EVENTS

Section 5.1.  Termination Events. The occurrence of any one or more of the following events shall constitute a Termination Event:

(a)  Originator shall fail (i) to make any payment or deposit required hereunder when due and such failure continues for two Business Days, (ii) to perform or observe any term, covenant or agreement contained in Section 4.1(b), 4.1(c) or 4.1(h)-(j), Section 4.2 (other than as referred to in clause (i) of this subsection (a) or Section 5.1(d)), and such failure shall continue for five consecutive Business Days after the earlier of receipt of written notice thereof from Buyer (or its assignees) or Originator’s Responsible Officer’s or other corporate officer’s actual knowledge thereof or (iii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) or (ii) of this subsection (a) or Section 5.1(d)) and such failure shall continue for twenty consecutive days after the earlier of receipt of written notice thereof from Buyer (or its assignees) or Originator’s Responsible Officer’s or other corporate officer’s actual knowledge thereof.

(b)  Any representation, warranty, certification or statement made by Originator in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been (i) with respect to any representations warranties, certifications or statements which contain a materiality qualifier, incorrect in any respect when made or deemed made and (ii) with respect to any representations, warranties, certifications or statements which do not contain a materiality qualifier, incorrect in any material respect when made or deemed made; provided that a Termination Event shall be deemed not to have occurred under this clause (b) with respect to a breach of a representation or warranty made or deemed made in this Agreement with respect to a Receivable if (x) Originator has accepted reassignment of such Receivable and paid or credited the applicable Repurchase Price in accordance with and by the date required by Section 1.3(a) of this Agreement or with respect to a breach of a representation or warranty made or deemed made in this Agreement with respect to a Receivable which breach affects only Additional Amounts or (y) such representation is no longer incorrect, or incorrect in any material respect, as the case may be, 30 days following receipt by Originator of notice of such incorrect representation.

(c)  (i) Failure of Originator or any of its Subsidiaries to pay any Indebtedness when due (after giving effect to any grace period applicable thereto) in excess of $25,000,000; or the default by Originator or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of Originator or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid, repurchased, redeemed or defeased (other than by a regularly scheduled payment, a prepayment upon the sale of assets otherwise permitted thereunder, a repayment required as a result of an issuance of debt or equity otherwise permitted thereunder, or a repayment required as a result of any failure to maintain a minimum collateral value), prior to the date of maturity thereof, or (ii) any event of default shall occur under any agreement or instrument relating to or evidencing any Indebtedness now or hereafter existing of Originator or any of its Subsidiaries or any such Indebtedness shall be declared to be due and payable or required to be prepaid, repurchased, redeemed or defeased as the result of any change in control of Originator, if the effect of such declaration, prepayment, repurchase, redemption or defeasance has or could reasonably be expected to have a Material Adverse Effect.

(d)  (i) Originator or any of its Subsidiaries shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against Originator or any of its Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, and such proceeding is not dismissed within 45 days, or (iii) Originator or its Subsidiaries shall take any corporate action to authorize any of the actions set forth in the foregoing clause (ii) of this Section 5.1(d).

(e)  A Change of Control shall occur.

(f)  One or more judgments, decrees, arbitration or binding mediation award(s) and/or settlement(s) for the payment of money shall have been entered against Originator or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and either (i) within sixty (60) days from the later of (A) the entry of any such judgment or decree or the date of any such award or settlement (as applicable) and (B) the date any payment is required to be made on or with respect to any such judgment, decree award or settlement pursuant to the terms thereof, the same shall not have been paid, discharged or vacated, or in the case of a judgment, decree or award, stayed pending appeal, or shall not have been discharged or vacated within sixty (60) days from the entry of a final order of affirmance on appeal or (ii) enforcement proceedings shall be commenced by any creditor on any such judgment, decree, award or settlement.

(g)  (i) Any Plan Termination Event with respect to a Plan shall have occurred and, 30 days after notice thereof shall have been given to Originator by Buyer or the Program Agent and its assignee, such Plan Termination Event shall still exist; or (ii) Originator or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability (within the meaning given to such term under Part 1 of Subtitle E of Title IV of ERISA) to such Multiemployer Plan; or (iii) Originator or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, or is insolvent or is being terminated, within the meaning of Title IV of ERISA; or (iv) any Person shall engage in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986) involving any Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, (x) has not been cured with 30 days following receipt of notice of such event by Originator and (y) would result in an aggregate liability of Originator or any ERISA Affiliate that would have a Material Adverse Effect.

Section 5.2.  Remedies. Upon the occurrence and during the continuation of a Termination Event, Buyer may take any of the following actions: (i) declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by Originator; provided that upon the occurrence of a Termination Event described in Section 5.1(d), or of an actual or deemed entry of an order for relief with respect to Originator under the Federal Bankruptcy Code, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by Originator and (ii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any amounts then due and owing by Originator to Buyer (or is assigns). The aforementioned rights and remedies shall be in addition to all other rights and remedies of Buyer and its assigns available under this Agreement or the other Transaction Documents, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE VI
INDEMNIFICATION

Section 6.1.  Indemnities by Originator. Without limiting any other rights that Buyer may have hereunder or under applicable law, Originator hereby agrees to indemnify Buyer and its assigns and the officers, directors, agents and employees of Buyer and its assigns (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Buyer or its assigns of an interest in the Receivables, excluding, however:

(i)  Indemnified Amounts to the extent that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification, it being the intention of Originator to indemnify such Indemnified Party against the consequences of its own negligence;

(ii)  Indemnified Amounts to the extent the same includes losses in respect of Receivables that are solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to Originator for uncollectible Receivables;

(iii)  taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the Intended Characterization; provided, however, that nothing contained in this sentence shall limit the liability of Originator or limit the recourse of Buyer or its assigns to Originator for amounts otherwise specifically provided to be paid by Originator under the terms of this Agreement; or

(iv)  Indemnified Amounts relating to and affecting only Additional Amounts.

Without limiting the generality of the foregoing indemnification and, in the case of the following clauses (D) through (M), in each case without limiting Originator’s obligations under the following clauses (A), (B) or (C)), Originator shall indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:

(A)  any representation or warranty made by or on behalf of Originator (or any officers of any such Person) in this Agreement, any other Transaction Document or any other information or report delivered by such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(B)  the failure by Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(C)  any failure of Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(D)  any products liability, environmental, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(E)  any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable other than any portion thereof constituting an Additional Amount (including a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms or based on such Obligor being immune from claims on the grounds on sovereign immunity or otherwise immune or not subject to legal action, suit or proceeding), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(F)  the commingling by or on behalf of Originator or any of its Affiliates of Collections of Receivables at any time with other funds;

(G)  any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of a Purchase, the ownership of the Receivables or any other investigation, litigation or proceeding relating to Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(H)  any Termination Event described in Section 5.1(d)(iii) with respect to Buyer or Funding LLC;

(I)  any failure to vest in Buyer, or to transfer to Buyer, legal and equitable title to, and ownership of, the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(J)  the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of a Purchase or at any subsequent time;

(K)  any action or omission by Originator in contravention of this Agreement or any other Transaction Document which reduces or impairs the rights of Buyer with respect to any Receivable or the value of any such Receivable (other than any portion thereof constituting an Additional Amount);

(L)  any avoidance or attempt by Originator or any of its Affiliates to void the Purchase hereunder under statutory provisions or common law or equitable action, and

(M)  the failure by Originator or any Affiliate to pay when due any taxes, including sales, excise or personal property taxes.

Section 6.2.  Other Costs and Expenses. Originator shall pay to Buyer on demand all reasonable costs and out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder. Originator shall pay to Buyer and its assigns on demand any and all costs and expenses of Buyer, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents (including any amendments hereto or thereto).

ARTICLE VII
MISCELLANEOUS

Section 7.1.  Waivers and Amendments.

(a)  No failure or delay on the part of Buyer (or its assigns) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b)  No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by Originator and Buyer and, to the extent required under the Purchase Agreement, the Program Agent and the Required Committed Investors.

Section 7.2.  Notices. Except as provided below, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature page hereto or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 7.2.

Section 7.3.  Protection of Ownership Interests of Buyer.

(a)  Originator agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that Buyer (or its assigns) may reasonably request, to perfect, protect or more fully evidence the Investor Interests, or to enable Buyer (or its assigns) to exercise and enforce their rights and remedies hereunder. At any time, Buyer (or its assigns) may, at Originator’s sole cost and expense, direct Originator to notify the Obligors of Receivables of the ownership interests of Buyer under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to Buyer or its designee.

(b)  If Originator fails to perform any of its obligations hereunder and such failure shall continue for five Business Days after notice from Buyer (or its assigns) of such failure, Buyer (or its assigns) may (but shall not be required to) perform, or cause performance of, such obligation, and Buyer’s (or such assigns’) costs and expenses reasonably incurred in connection therewith shall be payable by Originator as provided in Section 6.2. Originator irrevocably authorizes Buyer (and its assigns) at any time and from time to time in the sole discretion of Buyer (or its assigns), and appoints Buyer (and its assigns) as its attorney(es)-in-fact, to act on its behalf (i) to file financing statements necessary or desirable in Buyer’s (or its assigns’) sole discretion to perfect and to maintain the perfection and priority of the interest of Buyer in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as Buyer (or its assigns) in their sole discretion deem necessary or desirable to perfect and to maintain the perfection and priority of Buyer’s interests in the Receivables. This appointment is coupled with an interest and is irrevocable.

Section 7.4.  Confidentiality.

(a)  Originator agrees to exercise its best efforts to keep, and to cause any third party recipient of the information described in this Section 7.4(a) to keep, any information delivered or made available by Buyer (or its assigns) to it, confidential from anyone other than Persons employed or retained by such party who are or are expected to become engaged in evaluating, approving, structuring or administering the transactions contemplated hereunder, the terms, conditions and structure of this Agreement and the other Transaction Documents and any other confidential proprietary information with respect to the Program Agent, the Managing Agents, the Investors and their respective businesses obtained by or on behalf of Originator in connection with the structuring, negotiating and execution of the transactions contemplated herein; provided that nothing shall prevent Originator from disclosing such information (i) to any other party to any Transaction Document for the purpose of administering or enforcing this Agreement or any other Transaction Document, (ii) pursuant to subpoena or upon the order of any court or administrative agency, (iii) upon the request or demand of any governmental authority having jurisdiction over such Person, (iv) if such information has been publicly disclosed without the recipient’s violation of its confidentiality obligations, (v) to the extent reasonably required in connection with any litigation to which such Person or such Person’s Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (vii) to such Person’s legal counsel, independent auditors and other professional advisors and to such Person’s rating agencies. Unless prohibited from doing so by applicable law, in the event that Originator is legally requested or required to disclose any confidential information pursuant to paragraph (ii), (iii), or (v) of this Section 7.4(a), such Person shall notify Buyer and the Program Agent of such request or requirement and will use reasonable efforts to minimize the disclosure of such information.

(b)  Buyer (and its assigns) agrees to exercise its best efforts to keep, and to cause any third party recipient of the information described in this Section 7.4(b) to keep, any information delivered or made available by Originator to it, confidential from anyone other than Persons employed or retained by such party who are or are expected to become engaged in evaluating, approving, structuring or administering the transactions contemplated hereunder; provided that nothing shall prevent Buyer (or its assigns) from disclosing such information (i) to any other party to any Transaction Document for the purpose of administering or enforcing this Agreement or any other Transaction Document, (ii) pursuant to subpoena or upon the order of any court or administrative agency, (iii) upon the request or demand of any governmental authority having jurisdiction over such Person, (iv) if such information has been publicly disclosed without the recipient’s violation of its confidentiality obligations, (v) to the extent reasonably required in connection with any litigation to which such Person or such Person’s Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Person’s legal counsel, independent auditors and other professional advisors and to such Person’s rating agencies, or (viii) to any actual or proposed participant or assignee of such Person (each, a “Transferee”) that has agreed in writing to be bound by the provisions of this Section 7.4(b). Unless prohibited from doing so by applicable law, in the event that Buyer (or its assigns) is legally requested or required to disclose any confidential information pursuant to paragraph (ii), (iii), or (v) of this Section 7.4(b), such Person shall notify Originator of such request or requirement and will use reasonable efforts to minimize the disclosure of such information.

(c)  Notwithstanding the foregoing, Originator and Buyer (and its assigns) may disclose to any and all other Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure.

Section 7.5.  Bankruptcy Petition.

(a)  Originator and Buyer each hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior Indebtedness of each Conduit Investor, it will not institute against, or join any other Person in instituting against, such Conduit Investor any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

(b)  Originator hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding Capital, Yield and all other amounts due to the Program Agent, any Managing Agent or any Investor under the Purchase Agreement, it will not institute against, or join any other Person in instituting against, Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 7.6.  CHOICE OF LAW. THE SALE, TRANSFER AND CONVEYANCE OF RECEIVABLES, TOGETHER WITH RELATED SECURITY AND COLLECTIONS, UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), AND OTHERWISE THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

Section 7.7.  CONSENT TO JURISDICTION. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS (A) FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NONEXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF; (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME; (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PERSON AT THE ADDRESS SPECIFIED PURSUANT TO SECTION 7.2 OR AT SUCH OTHER ADDRESS OF WHICH THE PARTIES HERETO SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND (E) WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS ANY SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

Section 7.8.  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ORIGINATOR PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 7.9.  Integration; Binding Effect; Survival of Terms.

(a)  This Agreement and each Blocked Account Agreement and any other document executed in connection herewith represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

(b)  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by Originator pursuant to Article II, (ii) the indemnification and payment provisions of Article VI, and Section 7.5 shall be continuing and shall survive any termination of this Agreement.

Section 7.10.  Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

    ANR PIPELINE COMPANY

    By: /s/ John J. Hopper
    Name:   John J. Hopper
    Title:      Vice President and Treasurer

    Address:   ANR Pipeline Company
           1001 Louisiana Street
         Houston, Texas 77002
        Attention: Treasurer

    ANR FINANCE COMPANY, L.L.C.

    By: /s/ John J. Hopper
    Name:   John J. Hopper
    Title:      Vice President and Treasurer

    Address:   ANR Finance Company, L.L.C.
           1001 Louisiana Street
         Houston, Texas 77002
        Attention: Treasurer

EXHIBIT I TO
FIRST TIER RECEIVABLES SALE AGREEMENT

DEFINITIONS

As used in this Agreement and the Exhibits, Schedules and Annexes hereto, capitalized terms have the meanings set forth in this Exhibit I (such meanings to be equally applicable to the singular and plural forms thereof). If a capitalized term is used in this Agreement, or in any Exhibit, Schedule or Annex hereto, and not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in Exhibit I to the Purchase Agreement.

“Additional Amounts” means all indebtedness and other obligations owed by Obligors to Originator (prior to giving effect to any transfer or conveyance under this Agreement) or to Buyer (after giving effect to the transfers or conveyances under this Agreement) arising from commodity, volumetric or usage or from transportation services (other than transportation reservation) or storage services (other than storage reservation), but excluding any such indebtedness of obligations owed to Originator by any of its Affiliates from time to time.

“Agreement” means this First Tier Receivables Sale Agreement, dated as of August 31, 2006, between Originator and Buyer, as the same may be amended, restated or otherwise modified.

“Business Combination” has the meaning set forth in Section 4.2(f).

“Business Day” means any day on which banks are not authorized or required to close in New York, New York.

“Buyer” has the meaning set forth in the preamble.

“Change of Control” means (a) El Paso’s failure to own, directly or indirectly, 100% of the issued and outstanding common stock of Originator, or (b) upon completion of, and pursuant to, a transaction, or a series of transactions (which may include prior acquisitions of capital stock of El Paso in the open market or otherwise), involving a tender offer (i) a "person" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) other than El Paso or a Subsidiary of El Paso or any employee benefit plan maintained for employees of El Paso and/or any of its Subsidiaries or the trustee therefor, shall have acquired direct or indirect ownership of and paid for in excess of 50% of the outstanding capital stock of El Paso entitled to vote in elections for directors of El Paso and (ii) at any time before the later of (A) six months after the completion of such tender offer and (B) the next annual meeting of the shareholders of El Paso following the completion of such tender offer more than half of members of the Board of Directors of El Paso consists of individuals who (x) were not members of the Board of Directors of El Paso before the completion of such tender offer and (y) were not appointed, elected or nominated by the Board of Directors of El Paso in office prior to the completion of such tender offer (other than any such appointment, election or nomination required or agreed to in connection with, or as a result of, the completion of such tender offer).

“Collections” means, with respect to any Receivable, all cash collections in respect of such Receivable, including all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

“Credit and Collection Policy” means Originator’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit V, as modified from time to time in accordance with this Agreement.

“Default Fee” means a per annum rate of interest equal to the sum of (i) the Prime Rate, plus (ii) 2.0% per annum.

“Discount Factor” means a percentage (initially 0.59%%) calculated to provide Buyer with a reasonable return on its investment in the Receivables after taking account of (i) the time value of money based upon the anticipated dates of collection of the Receivables and the cost to Buyer of financing its investment in the Receivables during such period and (ii) the risk of nonpayment by the Obligors. Originator and Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Monthly Period, shall apply only prospectively and shall not affect the Purchase Price payment in respect of a Purchase which occurred during any Monthly Period ending prior to the Monthly Period during which Originator and Buyer agree to make such change.

“El Paso” means El Paso Corporation, a Delaware corporation, together with any successor thereto in a succession not constituting a Change of Control.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any federal, state, local or foreign or other governmental authority or regulatory body regulating or imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Originator or any of its Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued from time to time thereunder.

“ERISA Affiliate” means any Person who is a member of Originator’s controlled group within the meaning of Section 4001(a)(14)(A) of ERISA.

“Excluded Receivable” means any indebtedness and other obligations owed to Originator, to the extent such indebtedness and other obligations arise from the business or assets of a Person acquired by Originator in any Business Combination or from the business or assets of a Person which has acquired Originator in any Business Combination (other than the business and assets of such Person conducted and owned by Originator prior to such Business Combination), until and unless (i) Originator shall have provided the Buyer and the Program Agent (as Buyer’s assignee) with notice of such Business Combination and requested that such indebtedness and other obligations be eligible for inclusion as Receivables hereunder and under the other Transaction Documents, and (ii) Buyer and the Program Agent shall have consented to such eligibility.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended and any successor statute thereto.

“Funding LLC” has the meaning set forth in the Preliminary Statements.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case above to the extent regulated pursuant to any Environmental Law.

“Initial Cutoff Date” means August 29, 2006.

“Initial Sale Date” means August 31, 2006.

“Intended Characterization” means, for income tax purposes, the characterization of the acquisition by the Investors of Investor Interests under the Purchase Agreement as a loan or loans by the Investors to Funding LLC secured by the Receivables, the Related Security and the Collections.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition of Originator, (ii) the ability of Originator to perform its obligations under this Agreement or any other Transaction Document, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) Originator’s, Buyer’s, Funding LLC’s, the Program Agent’s or any Investor’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Originator or an ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions and in respect of which Originator or an ERISA Affiliate has any liability (contingent or otherwise), such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of Originator or an ERISA Affiliate and at least one Person other than Originator and its ERISA Affiliates, or (b) was so maintained and in respect of which Originator or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Original Balance” means, with respect to any Receivable, the Outstanding Balance of such Receivable on the date it was purchased by Buyer.

“Originator” has the meaning set forth in the preamble.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pipeline Company” means any of ANR Pipeline Company, Colorado Interstate Gas Company, El Paso National Gas Company, Southern Natural Gas Company and Tennessee Gas Pipeline Company.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Plan Termination Event” means (a) a “reportable event,” as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC under PBGC Reg. § 4043), or an event described in Section 4062(e) of ERISA, or (b) the withdrawal of Originator or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA or the incurrence of liability by Originator or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (e) the conditions set forth in Section 302(f)(1)(A) and (B) of ERISA to the creation of a lien upon property or rights to property of Originator or any ERISA Affiliate for failure to make a required payment to a Plan are satisfied, or (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA, or (g) the occurrence of any other event or the existence of any other condition which would reasonably be expected to result in the termination of, or the appointment of a trustee to administer, any Plan under Section 4042 of ERISA.

“Potential Termination Event” means an event which, with the passage of time or the giving of notice, or both, would constitute a Termination Event.

“Prime Rate” means a per annum rate equal to the higher of (i) the “prime rate” announced by the Reference Bank from time to time, changing when and as such rate changes or (ii) the Federal Funds Effective Rate plus .50%.

“Program Agent” has the meaning set forth in the Preliminary Statements.

“Purchase” means a purchase under this Agreement by Buyer from Originator of the Receivables, the Related Security and the Collections related thereto, together with all related rights in connection therewith as described in Section 1.1.

“Purchase Agreement” has the meaning set forth in the Preliminary Statements.

“Purchase Price” means, with respect to any Purchase from Originator on any date, the aggregate price to be paid to Originator for such Purchase in accordance with Section 1.2 for the Receivables, Related Security and Collections being sold to Buyer on such date, which price shall equal (i) the product of (x) the Original Balance of such Receivables, multiplied by (y) one minus the Discount Factor then in effect, minus (ii) any Purchase Price Credits, Repurchase Prices or Special Adjustment Credits be credited against the Purchase Price otherwise payable in accordance with Section 1.3.

“Purchase Price Credit” has the meaning set forth in Section 1.3(a).

“Receivable” means (i) all indebtedness and other obligations owed to Originator (at the time it arises, and prior to giving effect to the transfers and conveyances under this Agreement), including any indebtedness, obligation or interest constituting an account or payment intangible, to the extent such indebtedness and other obligations arise in connection with reservation charges for the daily transportation or storage of natural gas by Originator and without regard to whether the applicable Obligor shall have been invoiced therefor and (ii) the Additional Amounts, and includes the obligation to pay any Finance Charges with respect thereto; provided that the term “Receivable” shall not include any such indebtedness or obligations that, prior to such indebtedness or obligations being transferred and conveyed to Buyer hereunder, (A) were owed to Originator by any of its Affiliates from time to time, (B) Originator shall have notified Buyer and the Program Agent in writing are not Eligible Receivables, or that is an Excluded Receivable. Indebtedness and other rights and obligations arising from any one transaction, including indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or Originator treats such indebtedness, rights or obligations as a separate payment obligation.

“Records” means, with respect to any Receivable,

(i) all Contracts; and

(ii) (in each case solely to the extent of the rights therein (if any) of the Originator or Buyer, as applicable) all other documents, books, records and other information (including computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Related Security” means, with respect to any Receivable:

(i)  all security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(ii)  all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iii)  all Records related to such Receivable, and

(iv)  all proceeds of any of the foregoing.

“Repurchase Price” has the meaning set forth in Section 1.3(a).

“2nd Quarter 2006 10-Q” has the meaning set forth in Section 2.1(e).

“Second Tier Sale Agreement” has the meaning set forth in the Preliminary Statements.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Originator or an ERISA Affiliate and no Person other than Originator and its ERISA Affiliates or (b) was so maintained and in respect of which Originator or an ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Special Adjustment Credit” has the meaning set forth in Section 1.3(b).

“Subsidiary” of a Person means, as to any Person, a corporation, partnership or other entity of which more than 50% of the outstanding shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, through one or more Subsidiaries of such Person, by such Person.

“Tariff” means Originator’s FERC Gas Tariff as approved by FERC and as the same may be modified from time to time in accordance with the rules and regulations of FERC.

“Termination Date” means the earliest to occur of (i) the Amortization Date under the Purchase Agreement, (ii) the Business Day immediately prior to the occurrence of a Termination Event set forth in Section 5.1(d), (iii) the Business Day specified in a written notice from Buyer to Originator following the occurrence and during the continuance of any other Termination Event, and (iv) the date which is five Business Days after Buyer’s receipt of written notice from Originator that Originator wishes to terminate the facility evidenced by this Agreement.

“Termination Event” has the meaning set forth in Section 5.1.

“Transferee” has the meaning set forth in Section 7.4.

“2005 Form 10-K” has the meaning set forth in Section 2.1(e).

Additionally, unless otherwise specified herein:

(a) All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

(b) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified or replaced (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Transaction Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in this Agreement shall be construed to refer to this Agreement in its entirety and not to any particular provision thereof, (iv) all references in this Agreement to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.